EQUITY LIFESTYLE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY

Equity LifeStyle Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On December 27, 2013, the Corporation filed with the Department Articles Supplementary classifying and designating 54,458 authorized but unissued shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of the Corporation as shares of 6.75% Series F Cumulative Redeemable Perpetual Preferred Stock, $.01 par value per share (the “Series F Preferred Stock”). On December 31, 2013, the Corporation filed with the Department Articles of Merger, as corrected by Certificates of Correction to the Articles of Merger filed with the Department on January 2, 2014 and May 5, 2015, cancelling the Series F Preferred Stock. As a result of the Company's cancellation of the Series F Preferred Stock, pursuant to Section 12 of Article THIRD of the Articles Supplementary for the Series F Preferred Stock 54,458 shares of Series F Preferred Stock have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors of the Corporation (the "Board of Directors").

SECOND: Under a power contained in Section 3 of Article V of the charter of the Corporation (the "Charter"), the Board of Directors, by duly adopted resolutions, has confirmed the reclassification of 54,458 authorized but unissued shares of Series F Preferred Stock as shares of Preferred Stock without designation as to series.

THIRD: A description of the Preferred Stock is contained in Article V of the Charter.

FOURTH: The shares of Series F Preferred Stock have been reclassified pursuant to Section 12 of Article THIRD of the Articles Supplementary for the Series F Preferred Stock and such classification has been confirmed by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SEVENTH: These Articles Supplementary shall become effective at 11:59 P.M. (Eastern Time) on May 5, 2015.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President, Chief Financial Officer & Treasurer and attested to by its Senior Vice President, General Counsel & Secretary on this 1st day of May, 2015.

ATTEST:                        EQUITY LIFESTYLE PROPERTIES, INC.

/s/_Walter B. Jaccquard________________        By: /s/_Kenneth A. Kroot ___________ (SEAL)
Name: Walter B. Jaccquard                  Name: Kenneth A. Kroot
Title: Vice President - Legal                   Title: Senior Vice President, General
& Assistant Secretary                 Counsel & Secretary